Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 21, 2017

Relating to Preliminary Prospectus dated April 21, 2017

Registration Statement No. 333-216625

Dextera Surgical Investor Presentation April 2017 NASDAQ: DXTR

Forward Looking Statement 2 The following material contains forward - looking statements, including statements regarding Dextera Surgical’s future, business strategy, product development and plans and objectives of management for future operations. The words “may,” “continue,” “potential,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward - looking statements, but the absence of these words does not necessarily mean that a statement is not forward - looking. Any or all of forward - looking statements may turn out to be inaccurate. Forward - looking statements may be affected by the assumptions we make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions related to product development and other risk factors described in the Company’s SEC reports, including its Quarterly Report on Form 10 - Q for the 3 months ended December 31, 2016. In light of these risks, uncertainties and assumptions, the forward - looking events and circumstances discussed in this presentation may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward - looking statements. These forward - looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward looking statements to reflect new information or future events or otherwise. The Issuer has filed a registration statement (including a preliminary prospectus dated April 21, 2017) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you copies if you request them by contacting Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, New York 10172 or by e - mail at prospectus@ladenburg.com.

Investment Overview

- Two proprietary medical technology platforms advancing minimally invasive surgery

- **MicroCutter**
  - Smallest diameter articulating surgical stapler
  - $2 billion total WW surgical stapling market
  - 66 issued patents; CE Mark and 510(k) cleared
  - Intuitive Surgical license (paid $14M) & co-development agreement
  - MicroCutter 5/80 commercial launch in Q1 CY2017 with $500k sales
  - B. Braun distribution in Spain & expansion plans for EU and OUS

- **PAS-Port & C-Port**
  - Only proximal & distal automated anastomosis products for CABG
  - WW market 700k CABG procedures
  - 71 issued patents; CE Mark and 510(k) clearances
  - >61,000 PAS-Ports & C-Ports shipped to date
  - Extensive clinical data for PAS-Port & C-Port
  - Potential partnership with B. Braun for WW distribution

- New management team reengineered MicroCutter and revamped commercialization strategy


Dextera Surgical

Key Facts

EMPLOYEES: **51**

HEADQUARTERS: **Redwood City, CA**

MARKET CAP: **$11M**

SHARES OUTSTANDING: **8.9M**

CASH @12/31/16: **$5.7M**

FISCAL 2016 SALES: **$4.1M**

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dextera SURGICAL INC.

Growing Demand for Minimally Invasive Surgery

Less pain, faster recovery & shorter hospital stays driving provider's interest and patient demand for less invasive surgery

Early diagnosis and detection leading patients and surgeons to look for less invasive approaches to treat smaller lesions

Shift from Open to **Video-Assisted Thoracic Surgery (VATS)** accelerating

- VATS penetration globally at 30% – US at 45%
- Thoracic surgery moving towards lung sparing procedures where MicroCutter size advantage can be even greater

Increasing interest in less invasive cardiothoracic surgeries

- Less invasive versions of CABG: MIDCAB; OPCAB; TECAB
- Dextera has the only automated anastomosis products on the market to help enable these procedures

Source: National Thoracic Surgery Activity & Outcomes Report & STS National Database for VATS penetration rate

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dextera SURGICAL INC.

Minimally Invasive Surgery Technology Platforms Dextera developed and commercialized two technology platforms addressing the need for less invasive surgery Only FDA - cleared products for BOTH proximal & distal automated anastomoses of vessels in CABG procedures The first and only 5mm stapler with 80º of articulation 5

Strategic Partners: Intuitive Surgical Co-development Agreement

INTUITIVE SURGICAL®

NASDAQ:ISRG
$27.4 billion market cap
$2.7 billion in sales (FY'16)

dextera SURGICAL INC.

- 6-month evaluation in 2016 of MicroCutter technology led to co-development project with DXTR for stapling reload cartridge

- Has received over $14MM from Intuitive Surgical for exclusive robotic application rights of the MicroCutter technology
- Ongoing co-development project with ISRG

Intuitive Surgical (NASDAQ:ISRG)
first licensed DXTR's technology in August 2010

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dextera SURGICAL INC.

Strategic Partners: B. Braun/Aesculap Strategic Partnership Agreement 7 Euro 6.4 Billion in sales (FY16) • Launched MicroCutter in Spain with B. Braun in Q1 CY17 • Preliminary discussions in progress for a strategic partnership, including: – Expansion of current distribution agreement for MicroCutter – Global distribution agreement for cardiac products – New product development – Possible private investment 1 1 The discussions are preliminary and on - going. No assurance can be made that we will be successful in negotiating a definitive agreement with B. Braun.

… developed the world’s smallest profile articulating surgical stapling device to advance minimally invasive surgery so surgeons can improve patient outcomes. 8 Dextera has… 80º articulation • Up to 78% greater articulation • Increased angle of reach and unprecedented access to the surgical site 5mm shaft • At least 33% more reach • Widest freedom of movement and largest area of maneuverability The first and only 5mm stapler with 80º of articulation Smallest anvil • Up to 44% smaller anvil • Reduces the amount of dissection require

Size Matters for Minimally Invasive Surgery 9 5mm 8mm 10 or 12mm 15mm Grasper Camera Clip Applier Sealing Device Current Staplers Current market Intuitive

Smallest Surface Area Widest Articulation Broadest Reach Up to 51% smaller surface area At least 33% more reach Up to 78% greater articulation Key Competitive Advantages 10 Enabling MIS procedure approaches that are “not possible with either the JustRight stapler or conventional staplers” (Pediatric Surgeon) Less High Risk Dissection Easier Placement Better Visibility Less Invasive

Conventional Stapler Dimensions Driver Staple Tissue Gap Channel Anvil 11 Classic B - Staple Tine Length = Form Factor Current Endostaplers Green Anvil = 4mm Tissue Gap = 1.5mm Staple = 4.3mm Driver = 1.5mm Channel = 1.5mm 12.4mm

Unique Approach & Robust Intellectual Property Driverless deployment from staples - on - a - strip Staples shaped like a suture needle Staple deployed by wedge (no driver) making direct contact with staple Accurate motion frangibly separates staple from strip PATENTS U.S. 55 Issued 30 Pending Foreign 11 Issued 38 Pending Expiration range 2027 to 2033 Form Factor Dextera D - Staple Classic B - Staple Tine Length = Form Factor 12

Market Opportunity 13 $2B global market for minimally invasive surgical stapling products growing at 8% CAGR through 2024 Source: IMS Data, Company Estimates & Grandview Research 2016

Large Addressable Market 14 Total U.S. Surgeries Estimated 2,500,000 Procedures Annually Thoracic: 147k $1,500/procedure TAM: $220M Lobectomy/Segmentectomy: 95k Wedge Resection: 39k Esophagectomy: 7k Pediatric: 53k $1,400/procedure TAM: $74M Thoracic to Colorectal: 53k Parenchymal: 82k $1,050/procedure TAM: $86M Splenectomy: 40k Pancreatectomy: 25k Hemihepatectomy: 17k U.S. Market is ~40% of Total Global Market Source: Quattro Consulting Inc. Market Assessment 2015 $380 Million Potential U.S. Market Opportunity 280,000 Procedures

15 Source: IMS Data & Company Estimates U.S. Endo Stapling Market Staple Height U.S. ($MM) Mix Thin/Vascular $374 42% Medium $333 37% Thick $187 21% Total $894 100% White & blue sizes for cartridge reloads cover 79% of the US market 15

16 Thoracic KOLs in Leading Hospitals Drive Deeper Penetration in Existing Accounts Drive Growth in Target Geographies Innovators 150 cases/yr Early Adopters 100 cases/yr Fast Followers Laggards Commercialization Strategy 1 Focused approach for hospital entry 2 3 Expanding usage to Pediatric & Solid Organ Surgery Expansion in key markets in US & demonstrating market penetration in Germany

MATCH Trial to Document Excellent Clinical Performance

MicroCutter
Assisted
Thora**C**ic
Hemostasis
Trial

- Study evaluating hemostasis and procedure enabling aspects of MicroCutter 5/80
  - Enrolled **43** of 60+ patients in world leading thoracic centers
- Covers all procedure approaches to lobectomy
  - Robotic, uniportal, microlobectomy, anterior, posterior, & open
- Using 5-point hemostasis scale

Likert #	Objective Categories
1	No bleeding or minor oozing not requiring any intervention
2	Oozing requiring manual compression (blotting, peanut, manual compression)
3	Minor bleeding requiring intervention (clip or cautery)
4	Bleeding requiring intervention (suture, additional stapling)
5	Bleeding requiring conversion to open procedure or bleeding not known intraoperatively but confirmed post-operatively

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dextera SURGICAL INC.

… commercialized the only FDA cleared products for BOTH proximal & distal automated anastomoses of vessels in CABG Procedures 18 Dextera has… C - Port xA ® Distal Anastomosis System • Enables automated, reliable, reproducible and compliant connections of blood vessels during CABG (coronary artery bypass graft) procedures • Effective in coronary arteries as small as 1.3mm in internal diameter C - Port ® Flex A Distal Anastomosis System • Enables automated anastomoses in robot - facilitated beating - heart CABG procedures, known as TECAB (Totally Endoscopic Coronary Artery Bypass) • Flexible shaft enables robotic anastomosis through a 14mm port to access the chest cavity and heart in a closed chest or “sternum sparing” procedure PAS - Port ® Proximal Anastomosis System • Fully automated device completes an anastomosis joining a saphenous vein to the aorta during either on - or off - pump CABG surgery • Anastomosis completed without clamping or manipulating the aorta, potentially reducing risks, such as stroke and neurological complications Over 15,100 units sold Over 45,800 units sold

• Procedure stability driven by MIS technologies • Reduced incidence of post - op stroke • Reduce length - of - stay • Eliminate sternal access, wound infections • Maximize use of arterial grafts for improved patency rates Strong Clinical Support for CABG Procedures 19 700,000 Annual CABG Procedures Globally Source: MedMarket Surgical & Interventional Cardiovascular Procedures Report 2016

FY17 & FY18 Milestones 20 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 Execute strategic partnership with B. Braun Supply chain optimization & establish product capacity of 120 MCs/week Enrollment completed for MATCH Registry Expand MC indication to include liver in US Expand product pipeline Drive clinical adoption & revenue growth Expand MC distribution with B. Braun Deliver on ISRG co - development project

$55k $282k $516k $700k - $800k Thousands 21 Financial Highlights FY16 Sales Cardiac products $2.2M MicroCutter products 0.4M License & royalty 1.5M Total Sales $4.1M MicroCutter FY17 Sales Forecast $1.5 - $1.6M

Balance Sheet & Cap Structure Balance Sheet as of 12/31/16 Cash, Cash Equivalents & Investments $5.8M Total Assets $8.9M Current & Other Liabilities $4.5M LT Note Payable $4.0M Shareholders’ Equity $0.4M Shares Outstanding as of 12/31/16 Common Shares (Pre - offering) 8.9M Option & RSUs 1.6M Preferred (as if converted) 1.9M Fully - Diluted Shares 12.4M 22

New Management Team: Proven Med - Tech Leaders Julian Nikolchev President, CEO & Director ( Oct. 2015 ) 23 • Founder, CEO & CTO of Pivot Medical, acquired by Stryker in 2014, now a leading product line for Stryker Sports Medicine Company • Served as a venture partner at Frazier Healthcare Ventures, a healthcare venture firm with over $3.0 billion in assets • Founded and served as President & CEO of CardioMind acquired by Biosensors International • President & CEO of Pro*Duct Health acquired by Cytyc for $167 million in 2001 • Founded Conceptus and served as CTO; Conceptus was later acquired by Bayer AG for $1.1 billion in 2013 • B.S. and M.S. in Mechanical Engineering from Stanford University • Masters in Management of Technology from Massachusetts Institute of Technology

New Management Team: Proven Med-Tech Leaders



Bob Newell
VP, Finance & CFO (Mar. 2003)

- CFO, Omnicell
- CFO, Cardiometrics
- William & Mary, BA; Harvard, MBA



Tom Palermo
Chief Operating Officer (Nov. 2015)

- CEO, UlceRx Medical
- President & CEO, ReVascular Therapeutics
- VP, Operations & Engineering, Ensure Medical
- New Hampshire College, BS



Liam Burns
VP, Sales & Marketing (Jan. 2014)

- VP Marketing, Power Medical Interventions
- Sales & Marketing Management, Ethicon, J&J
- Holy Cross, BA; Case Western Reserve, MBA



Greg Watson
VP, Operations (May 2015)

- VP, Manufacturing Operations & Product Development, Uptake Medical
- VP, Operations & Manufacturing, TherOx
- Manufacturing Management, Baxter Healthcare and Becton Dickinson
- California State Polytechnic University, BS

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dextera SURGICAL INC.

Summary: Dextera At Inflection Point 25 • New management team with proven commercial track record • MicroCutter redesign completed, demonstrated improved performance and encouraging clinical feedback from target KOLs • Intuitive Surgical agreement validates and expands MicroCutter platform • Potential broad distribution, development and investment strategic relationship under discussion with B. Braun, a $7B global medical device company • Two Platform technologies enable new procedures and multiple product pipeline • Addressing growing demand for less invasive surgical procedures

Breakthrough technologies to advance minimally invasive surgery

Board of Directors: Strong Team of Med - Tech Leaders Mike Bates Chairman • Moximed, consulting CFO, ‘08 - ’15 • St. Francis Medical, CFO, ‘05 - ’07 • Silicon Genetics, CFO, ‘00 - ’04 • Collagen Aesthetics, CFO, ‘99 - ’00 Greg Casciaro Director • Cardiac Dimensions, President & CEO, ‘15 - present • Apama Medical, Executive Chairman, ‘15 - present • AccessClosure, President & CEO, ‘10 - ’14 Sam Navarro Director • Gravitas Healthcare, Managing Partner, founder, ‘08 - present • Cowen & Co., Managing Director, ‘05 - ’08 • Galleon Group, Senior Portfolio Manager, ‘01 - ’05 Tom Afzal Director • Spinal Kinetics, President & CEO, cofounder, ‘03 - present • Heart Repair Technologies, Chairman, cofounder, ‘08 - present • PneumRx, Chairman, ‘11 - ’15 Mike Kleine Director • Miramar Labs, President & CEO, ‘14 - present • Endogastric Solutions, President & CEO, ‘11 - ’14 • Biosensors International, President & CEO, ‘08 - ’10 Julian Nikolchev Director • Dextera Surgical, President & CEO, ’15 - present • Pivot Medical, CEO, CTO & founder, ’07 - ’14 • Frazier Healthcare Ventures, Venture Partner, ’06 - 08 27